Exhibit 99.1
                                Fiscal Quarter Ended
                                  January 31,2009

Mass Megawatts Wind Power, Inc. Reports for Third Fiscal Quarter

WORCESTER, MA., March 17,2009 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB ) reports a net loss of $147,865 or three cents per share in the third quarter ending January 31,2009. In the same period last year , Mass Megawatts reported a net loss of $47,508 or one cent per share for the third quarter ending January 31,2008.

In the third quarter, Mass Megawatts received $35,802 in revenue. During the third quarter a year ago, the company had no revenue.

The Mass Megawatts wind power plant also known as the Multiaxis Turbosystem has recently introduced adjustable augmenter in the past year. An augmenter increases the harnessed wind velocity in order to increase the power output.
The improved augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of an augmenter.

In the past 12 months, the wind industry achieved a growth rate of more than 42 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its stocktickerMAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com